EXHIBIT 21.1

SUBSIDIARIES

As of September 5, 2023, the following were the Registrant's significant operating Subsidiaries:

Name: Particle, Inc.

Country of Organization: U.S.

Percent Ownership by Registrant: 100.0% by Know Labs, Inc.